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PRESS RELEASE

GZA GEOENVIRONMENTAL TECHNOLOGIES, INC. AND MANAGEMENT GROUP ANNOUNCE PLAN TO TAKE GZA PRIVATE

NEWTON UPPER FALLS, MA, August 17, 2000 - GZA GeoEnvironmental Technologies, Inc. (Nasdaq: GZEA) announced today that it executed an Agreement and Plan of Merger with Futureco Environmental, Inc. and Futureco's wholly owned subsidiary, GeoEnvironmental Acquisition, Inc. The Agreement provides for Futureco to acquire all the outstanding shares of GZEA common stock which Futureco does not own or have the right to acquire, at a price of $6.40 per share. Following the merger, GZA will be the surviving corporation.

The action to take GZA private was unanimously approved by the Board of Directors upon the recommendation of a Special Committee composed of outside directors. The Special Committee employed the services of the investment banking firm of Houlihan Lokey Howard & Zukin Capital and the law firm of Epstein Becker & Green in its deliberations.

Completion of the merger is subject to the approval of GZA's stockholders and to other conditions contained in the merger agreement, including the obtaining of financing by Futureco. GZA has scheduled a special meeting of stockholders to be held on November 9, 2000 to consider the merger. If approved at that meeting, the transaction is expected to close immediately thereafter. GZA's Board of Directors has recommended that shareholders approve the merger transaction.

GZA GeoEnvironmental Technologies, Inc. is a multidisciplinary firm providing comprehensive services including environmental consulting, geotechnical engineering, remediation, and construction phase support services to industrial, commercial, financial and government clients. For more information, visit GZA on line at www.gza.net.
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For more information, contact Andrew P. Pajak, Chief Executive Officer, at (617)
630-6240 or apajak@gza.com.
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